As Filed:  June 22, 1999                             SEC File No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                       Registration Statement on Form S-3
                        Under the Securities Act of 1933

                               SENSAR CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

               Nevada                                  87-0429944
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)

    50 West Broadway, Suite 501, Salt Lake City, Utah 84101, (801) 350-0587 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Howard S. Landa, 50 West Broadway, Suite 501, Salt Lake City, Utah 84101,
                                (801) 350-0587
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Keith L. Pope, Esq.
                         KRUSE, LANDA & MAYCOCK, L.L.C.
                         50 West Broadway, Eighth Floor
                        Salt Lake City, Utah  84101-2006
                           Telephone:  (801) 531-7090
                          Telecopy:    (801) 531-7091
                           e-mail:  kpope@klmlaw.com

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /  /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   / x /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   /  /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.   /  /

                                                  CALCULATION OF REGISTRATION FEE


  Title of each class of      Amount to be       Proposed maximum             Proposed maximum           Amount of
securities to be registered    registered    offering price per unit(1)  aggregate offering price(1)  registration fee
Common Stock(2)                  250,000              $5.625                     $1,406,250                $391

[FN]
(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee. The offering price for the common stock being sold by selling stockholders is based on the average of the high and low price reported on the Nasdaq SmallCap Market for the Registrant's common stock on June 17, 1999 (rule 457(c)).
(2)  Consists of shares held by selling stockholders.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Preliminary prospectus dated June 22, 1999

                               SENSAR CORPORATION

                         250,000 shares of common stock

     The stockholders of Sensar Corporation named on pages 8 and 9 under the caption "Selling Stockholders" may publicly offer and sell from time to time 250,000 shares of common stock using this prospectus.

     The selling stockholders will sell the common stock at the market price or at a predetermined discount from the market price. The selling shareholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares. Sensar has agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the shares.

     Sensar's common stock trades on the Nasdaq SmallCap Market under the symbol "SCII." On June 17, 1999, the last reported sales price of Sensar's common stock on the Nasdaq SmallCap Market was $5.625 per share.

     Beginning on page 4 of this prospectus under the caption "Risk Factors," Sensar discusses several of the risks that an investor should consider before investing in the common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        Prospectus Dated June    , 1999



                             AVAILABLE INFORMATION

     Sensar has filed a registration statement on Form S-3 with the SEC to register the sale of the shares of common stock offered by the selling stockholders under the Securities Act of 1933. This prospectus, which is a part of the registration statement, does not contain all of the information that is in the registration statement. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. Some contracts, agreements, or other documents are filed as an exhibit to the registration statement or to a document incorporated by reference in this prospectus. In those cases, investors should refer to such exhibits for more complete descriptions.

     Sensar files reports, proxy and information statements and other information with the SEC. The public may read and copy, at prescribed rates, any materials Sensar files with the SEC, including the registration statement and its exhibits and any documents incorporated by reference into this prospectus, at the SEC's offices at:

Public Reference Room     Citicorp Center            Seven World Trade Center
450 Fifth Street, N.W.    500 West Madison Street    New York, New York 10048
Washington, D.C. 20549    Chicago, Illinois 60661

For information on how to obtain such documents from the SEC, investors may telephone the SEC's Public Reference Room at 1-800-SEC-0330.

     The SEC Internet site at http://www.sec.gov contains materials Sensar files with the SEC in electronic version through the SEC's Electronic Data Gathering, Analysis and Retrieval system.

      Public information is also available at:    The Nasdaq Stock Market
                                                  1735 K Street, N.W.
                                                  Washington, D.C. 20006.


                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows Sensar to "incorporate by reference" information filed with the SEC, which means that Sensar can disclose important information to people by referring them to other documents that Sensar files with the SEC. The information incorporated by reference is considered to be part of this prospectus. Sensar has filed the following documents with the SEC (File No. 0-17020) pursuant to the Securities Exchange Act of 1934 and is incorporating them by reference into this prospectus.

     (1)  Annual Report on Form 10-K for the year ended December 31, 1998;

     (2) Quarterly report on Form 10-Q for the quarter ended March 31, 1999;

     (3)  Current report on Form 8-K as of April 21, 1999;

     (4) Proxy Statement for the special meeting of the shareholders of Sensar held March 18, 1999; and

     (5) The description of Sensar's common stock contained in the registration statement on Form 8-A, SEC File Number 0-17026, effective March 4, 1997.

     Sensar also incorporates all documents it files with the SEC after the date of this prospectus. The information in these documents will update and supersede the information in this prospectus.

     Sensar will provide at no cost to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to Howard S. Landa, Sensar Corporation, 50 West Broadway, Suite 501, Salt Lake City, Utah 84101, telephone: (801) 350-0587.

                               RECENT STOCK SPLIT

     Effective May 3, 1999, Sensar's issued and outstanding common stock was consolidated on the basis of one share for each five shares previously outstanding. All common share and per common share information in this prospectus gives effect to the consolidation.

                              COMPANY INFORMATION

     Mailing Address of Principal Executive Offices:
                                          50 West Broadway, Suite 501
                                          Salt Lake City, Utah  84101

     Telephone Number of Principal Executive Offices:  (801) 350-0587

     Transfer Agent:  Progressive Transfer Company
                      1981 East, 4800 South, Suite 100
                      Salt Lake City, Utah 84117
                      Telephone (801) 277-1400


                 SPECIAL NOTE ABOUT FORWARD LOOKING INFORMATION

     This prospectus and Sensar's reports filed with the SEC contain forward looking statements and information relating to Sensar and its business that are based on the beliefs of management of Sensar and assumptions made concerning information then currently available to management. These statements reflect the views of management of Sensar at the time they are made and are not intended to be accurate descriptions of the future. The discussion of future events is subject to a number of risks and assumptions that could materially change the outcome from that anticipated. The factors that are particularly relevant to Sensar are management's ability to identify investment opportunities with a potential for a return, to negotiate investments with terms favorable to Sensar, and to attract other investors to provide necessary additional capital to the start-up companies in which Sensar makes an investment, the success of the start-up companies in which Sensar invests, the ability of Sensar to raise additional equity as may be required from time to time by its activities, and the success of its existing technologies so that they do not require a significant amount of Sensar's capital. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, actual results of Sensar may vary materially from those described in the forward looking statements. Sensar does not intend to update these forward looking statements, except as may occur in the regular course of its periodic reporting obligations.

                                  RISK FACTORS

     Investors should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to purchase Sensar common stock.

Risks Related to Sensar's Operations

     Sensar has sustained losses in the past and expects to sustain losses in the future. Sensar has significant operating losses. Sensar had a net loss of $6,923,444 in 1998 and a net loss of $14,817,811 in 1997. Sensar expects continued losses during 1999. If the operating losses exceed management's expectations or there is an increased funding requirement for the development of its technologies, this will adversely affect Sensar's ability to make investments in other entities and may adversely affect Sensar's ability to obtain additional financing.

     Sensar will continue to require additional funds. In order to pursue its goals, Sensar will need additional financing. There can be no assurance that Sensar will be able to obtain such financing from outside sources when required or, if available, that such financing can be obtained on terms acceptable or favorable to Sensar. In order to obtain the necessary financing, Sensar will be required to issue additional equity and may issue securities with rights superior to the rights of the common stock.

     Sensar must successfully identify and negotiate the terms of suitable investments. Sensar's future success depends to a great extent on the ability of management to identify and negotiate investments in start-up entities that are ultimately successful. There can be no assurance that any investment will provide a return to Sensar. Start-up entities historically have a high rate of failure. If one or more of the entities in which Sensar invests fails, the investment will be worthless. Sensar will not typically control the entities in which it makes an investment and, consequently, will be dependent on the abilities and efforts of others in developing the businesses in which Sensar has invested. Additionally, Sensar will incur substantial time, effort, and cost in conducting due diligence for investments, which costs may not be recovered.

     Sensar has only a limited amount of cash available to make its proposed investments. In order to make investments in a number of entities, Sensar anticipates that initially its individual investments will not typically exceed $250,000 to $500,000. This amount will probably not meet the total funding requirements of any start-up entity in which Sensar invests. Consequently, Sensar will be dependent upon the start-up entity attracting additional capital in order for it to be successful and, ultimately, for Sensar's investment to be successful.

     Sensar's investments may not be easily liquidated. Sensar will provide funding to start-up companies that are not publicly-held. In order for Sensar to recognize any increase in the value of its investment, it will need to wait until a public market develops in the entities' securities or find another private investor who is willing to accept the risk of lack of liquidity in order to purchase Sensar's position. There can be no assurance that any entity in which Sensar makes an investment will ultimately become publicly-held or that Sensar will otherwise be able to find a way to liquidate its investment.

     Sensar's proposed activities may subject it to additional regulation as an investment company. Equity positions taken by Sensar in the future may be considered "investment securities" under the Investment Company Act of 1940. Generally, any company that owns investment securities with a value exceeding 40% of its total assets, excluding cash items and government securities, is an "investment company" subject to registration under, and compliance with, the Investment Act unless a particular exemption or safe harbor applies. Sensar does not currently anticipate becoming an investment company, but if its investments in other entities has a value of in excess of 40% of its total non-cash assets, it may be required to register under the Investment Act. Such registration and the compliance with the requirements of the Investment Act would be costly and time consuming to Sensar and may be detrimental to its proposed business.

     Sensar must retain key executives and personnel. The business of Sensar is dependent on its management and technical team and their experience and resources to develop its technologies and to identify suitable investments. The loss of one or more of these individuals could result in adverse effects on Sensar's proposed activities. Additionally, Sensar's proposed activities may require hiring additional personnel. Sensar does not maintain key man life insurance on any of its employees for the benefit of Sensar.

     Sensar will face intense competition in identifying and making investments. Investments in high-tech and internet companies is highly competitive. Sensar's competitors have greater financial resources, broader development programs, greater customer recognition, and a greater number of managerial and technical personnel. Because Sensar's resources are limited, there can be no assurance that it will be able to compete effectively.

     Sensar's business and investments could be adversely affected by year 2000 compliance issues. Many computer programs may not recognize calendar dates subsequent to December 31, 1999. This problem could force computers to either shut down or provide incorrect data. To address this problem, Sensar has reviewed its own computer systems, contacted software and hardware suppliers to confirm year 2000 compliance and, where appropriate, upgraded systems. Sensar believes its costs resulting from any problems will not be significant, but there can be no assurance this is the case. In addition to its own computer systems, Sensar may be affected by the computer systems of companies in which it invests. Sensar will conduct due diligence to minimize this possibility, but its investments could be adversely affected if a company in which Sensar invested was not year 2000 compliant.

General Risks Relating to Offering

     The price of the common stock may be adversely affected by public sales by the selling stockholders. This prospectus relates to the resale of shares of common stock held by the selling stockholders. Sensar will not receive any proceeds from such resales. The shares that can be sold pursuant to this prospectus represent a substantial percentage of the currently issued and outstanding common stock. The sale of such a significant block of stock, or even the possibility of such sale, may adversely affect the trading market for the common stock and reduce the prices available in that market. This would reduce the liquidity and return for any investor purchasing common stock from the selling stockholders.

     The potential exercise of the substantial outstanding options and warrants may adversely affect Sensar. Sensar has issued and outstanding options and warrants to purchase a significant number of shares of common stock. Approximately 535,000 shares of common stock are currently issuable on exercise of options held by current and former executive officers and directors with exercise prices ranging from $3.00 to $5.00 per share. In addition, Sensar has warrants outstanding to purchase 60,000 shares at $2.50 per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to future equity and debt financing by Sensar and the exercise of such rights will dilute the percentage ownership interest of the stockholders of Sensar and may dilute the value of their ownership. The resale of the common stock issuable on the exercise of other outstanding rights could adversely affect the prevailing market price of Sensar's common stock. Further, the holders of the outstanding rights may exercise them at a time when Sensar would otherwise be able to obtain additional equity capital on terms more favorable to Sensar.

     The potential issuance of additional common stock or preferred stock may adversely affect the value of the common stock purchased pursuant to this prospectus. Sensar has an authorized capital of 290,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock. As of the date of this prospectus, 2,928,512 shares of common stock were issued and outstanding. Sensar's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of Sensar's common stock. Further, the board of directors may cause Sensar to issue shares of preferred stock that have preferential rights over the common stock. Such issuances could adversely affect the market price for Sensar's common stock.

     The ability to trade common stock may be limited by trading volume. The trading volume in Sensar common stock has been relatively limited, particularly following the consolidation of the issued and outstanding common stock. Therefore, it may not be possible for an investor to sell a significant number of shares at or near quoted prices, or at all, if an investor were to seek to do so.

     Sensar does not anticipate paying dividends on the common stock. Sensar has not paid, and does not plan to pay, dividends on its common stock in the foreseeable future, even if it were profitable. Earnings, if any, are expected to be used to advance Sensar's activities and for general corporate purposes, rather than to make distributions to shareholders.

     Trading prices for the common stock have been volatile due to several factors that will likely continue to affect the price for the common stock. Over the last year, Sensar's common stock has traded from $1.25 to $15.625. This volatility is the result of many factors, including Sensar's operations, the sales of operating assets and restructuring of operations, the limited trading volume, and the potential issuance of additional securities. It is likely that the trading price will continue to remain volatile as a result of the foregoing factors and that such volatility may be increased as Sensar makes investments in other companies.

     Investors should rely only on the information contained or incorporated by reference in this prospectus. Sensar has not authorized anyone to provide investors with information that is different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, except where incorporation by reference of a document later filed with the SEC supersedes such information, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock under this prospectus.

                              RECENT DEVELOPMENTS

     Sensar is currently engaged in the development of two products based on existing technologies, its Jaguar time-of-flight mass spectrometer and its CrossCheck resistivity instrument. Sensar recently: (1) completed the sale of its acoustics and vibration business that had comprised the majority of its business since 1981; (2) used approximately $3.1 million to redeem issued and outstanding 1998 Series A Preferred Stock; and (3) appointed a new board of directors and executive management team. These events have fundamentally changed the nature and business direction of Sensar.

     The new board of directors appointed on April 21, 1999, consists of Howard
S. Landa, Brian B. Lewis, and Steven Strasser. Mickey Hale was subsequently added to the board on May 5, 1999. This new board is intent on investigating potential outside investments that Sensar might make in start-up companies to enhance shareholder value. This sort of program is extremely speculative as a result of the high percentage of failures of start-up companies, and there can be no assurance that Sensar's investments will prove fruitful. Sensar will not be acquiring assets in connection with its investments so, if Sensar is not successful, there will not be any alternative source from which shareholders might recover their investment.

     Sensar has two active wholly-owned subsidiaries, Sensar Instruments, Inc., through which it is developing its existing technologies, and Eagle Lake Ventures, Inc., through which it will make its investments. Unless the context otherwise requires, when used herein, the term "Sensar" refers to Sensar and its active subsidiaries.

                              SELLING STOCKHOLDERS

     The following table provides information, as of the date of this prospectus, concerning the selling stockholders. This information has been provided by the selling stockholders. Sensar is not a party to any agreement, arrangement, or understanding regarding the sale of any of the shares. None of selling stockholders will own 1% of the outstanding stock subsequent to the sale of the securities subject to this prospectus.

                                                         Common Stock
                                     ------------------------------------------------------
                                          Beneficially
                                     Owned Before Offering                        Shares
                                     ---------------------                     Beneficially
                                                                  Shares       Owned After
       Selling Stockholder           Shares        Percent      to be Sold       Offering
---------------------------------    -------       -------      ----------     ------------
BarDon Associates                      7,500        0.26%           7,500             0
Rachel Bebbington(1)                  20,000        0.68%           5,000        15,000
Scott Biederman                          625        0.02%             625             0
Joe Buzas                             37,500        1.28%          37,500             0
Marina Chvartsman                      1,250        0.04%           1,250             0
David Burnett                          5,000        0.17%           5,000             0
Designs Now(2)                         6,250        0.21%           6,250             0
DWC Holdings, LLC                      5,125        0.18%           5,125             0
Joseph H. Edwards                      5,000        0.17%           5,000             0
James Ellsworth                       12,500        0.43%          12,500             0
John Galanis                             250        0.01%             250             0
Martin Galombik                        1,250        0.04%           1,250             0
Golf Training, Inc.                   25,000        0.85%          25,000             0
Nathaniel Goodman                     15,000        0.51%          15,000             0
Nathaniel Goodman, f.b.o. Jill        10,000        0.34%          10,000             0
  Bailard, Emily Bailard, Hudson
  Reynolds & Morris Reynolds
Eric Hale                              2,500        0.09%           2,500             0
Mickey Hale(3)                        12,500        0.43%          12,500             0
Brent Hansen                           2,500        0.09%           2,500             0
Greg Hansen                            5,000        0.17%           5,000             0
JES Holdings, LLC                      5,000        0.17%           5,000             0
David C. Johnson                       7,500        0.26%           7,500             0
KFI Retirement Trust                  20,000        0.68%          20,000             0
Landa Investments, LLC(4)             20,913        0.71%           5,000        15,913
Esther R. Landa                        5,000        0.17%           5,000             0
Terry Landa(4)                        31,538        1.08%           5,000        26,538
Brian B. Lewis(3)                      6,250        0.21%           6,250             0
Sallee Middlekauff                    10,000        0.34%          10,000             0
Scott Platts                             250        0.01%             250             0
Brock Rosenblatt                       2,500        0.09%           2,500             0
Jeffrey Rosenblatt                     2,500        0.09%           2,500             0
Stacy Rosenblatt                       2,500        0.09%           2,500             0
Steven Runolfson                       2,500        0.09%           2,500             0
James Schenck                          1,250        0.04%           1,250             0
Mark Schneider                         2,500        0.09%           2,500             0
Dan Siegel                             7,500        0.26%           7,500             0
TATS, LLC                              2,500        0.09%           2,500             0
Wolfe Management LC                    2,500        0.09%           2,500             0

[FN]
(1)  Spouse of a former director of Sensar.
(2)  Affiliate of Steven Strasser, a director of Sensar.
(3)  Directors of Sensar.
(4) Affiliates and family members of Howard S. Landa, the Chairman of the Board of Directors of Sensar.

                              PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

     . on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

     . in the over-the-counter market;

     . in negotiated transactions other than in such markets;

     . by pledge to secure debts and other obligations;

     . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     . in a combination of any of the above transactions.

     Any such sale of common stock by the selling stockholders must be accompanied by, or follow the delivery of, this prospectus, unless the selling stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. Sensar does not intend to enter into any arrangement with any securities dealer concerning solicitation of offers to purchase the common stock.

     Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by these broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify the broker-dealers against liabilities, including liabilities under the Securities Act. In addition, Sensar has agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act.

     Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to Sensar's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of Sensar's common stock by the selling stockholders.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Sensar, and Sensar has paid the expenses of the preparation of this prospectus.

     Sensar estimates that it will incur costs of approximately $25,000 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of common stock. The selling stockholders will bear other separate costs incurred by them.

                           DESCRIPTION OF SECURITIES

     The description of Sensar's common stock is incorporated by this reference to Sensar's registration statement on Form 8-A, SEC File Number 0-17020, effective March 4, 1997.

     The transfer agent for Sensar's common stock is Progressive Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone
(801) 277-1400.

                           NO NET PROCEEDS TO SENSAR

     Sensar will not receive any net proceeds from the sale by the selling stockholders of the common stock covered by this Prospectus.

                                  NO DIVIDENDS

     Sensar has not paid dividends on the common stock. Sensar seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends on the common stock in the foreseeable future.

                             LEGALITY OF SECURITIES

     The validity under the Nevada Revised Statutes of the common stock to be sold by the selling stockholders has been passed on for Sensar by Kruse, Landa & Maycock, L.L.C.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



             TABLE OF CONTENTS                       SENSAR CORPORATION

Section                                  Page

Available Information......................2              250,000
Information Incorporated by Reference......2       SHARES OF COMMON STOCK
Recent Stock Split.........................3
Company Information........................3
Special Note About Forward Looking
   Information.............................4
Risk Factors...............................4
Recent Developments........................7       ----------------------
Selling Stockholders.......................8             PROSPECTUS
Plan of Distribution......................10       ----------------------
Description of Securities.................11
No Net Proceeds to Sensar.................11
No Dividends .............................11
Legality of Securities ...................11
Experts ..................................11

Investors should only rely on the information
contained in this prospectus.  Sensar has not
authorized anyone to provide different
information.  This Prospectus does not
constitute an offer to sell or the                     June    , 1999
solicitation of an offer to buy any
securities covered by this Prospectus
in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction.



                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee........................   $    391
Legal fees.................................................................     17,500
Accounting fees and expenses...............................................      5,000
Printing expenses..........................................................      1,000
Courier, reproduction, and miscellaneous...................................      1,109
                                                                              --------
                                                                      Total   $ 25,000
                                                                              ========

     All expenses, except the SEC fees, are estimates.

     The selling stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 and 78.751 of the Nevada Revised Statutes and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers and the limitation of liability thereon in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")


                               ITEM 16.  EXHIBITS

     The following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.

                SEC
Exhibit      Reference
 Number       Number                            Title of Document                                Location
--------     ---------    ---------------------------------------------------------------  -------------------
Item 3.                   Articles of Incorporation and Bylaws
--------                  ---------------------------------------------------------------
   3.1           3        Articles of Incorporation filed November 3, 1987                 Exhibit to report
                                                                                           on Form 10-K for
                                                                                           the year ended June
                                                                                           30, 1988*

   3.2           3        Certificate of Amendment to the Articles of Incorporation filed  Exhibit to report
                          July 3, 1989                                                     on Form 10-K for
                                                                                           the year ended June
                                                                                           30, 1989*

   3.3           3        Designation of Rights, Privileges, and Preferences of 1995       Registration
                          Series Preferred Stock                                           Statement filed on
                                                                                           Form SB-2, Exhibit
                                                                                           3, SEC File No. 33-
                                                                                           59963*

   3.4           3        Designation of Rights, Privileges, and Preferences of 1998       Exhibit to report
                          Series A Preferred Stock                                         on Form 8-K dated
                                                                                           February 13, 1998*

   3.5           3        Certificate of Amendment to the Articles of Incorporation dated  This Filing
                          March 31, 1999

   3.6           3        Bylaws                                                           Registration
                                                                                           Statement filed on
                                                                                           Form S-18, Exhibit
                                                                                           5, SEC File No. 33-
                                                                                           3365-D*

 Item 4.                  Instruments Defining the Rights of Security Holders
--------                  ---------------------------------------------------------------
   4.1           4        Specimen Stock Certificate                                       This Filing

 Item 5.                  Opinion re: Legality
--------                  ---------------------------------------------------------------
   5.1                    Opinion of Kruse, Landa & Maycock, L.L.C.                        This Filing




 Item 21.                 Subsidiaries of the Registrant
--------                  ---------------------------------------------------------------
   21.1                   Schedule of Subsidiaries                                         Exhibit to report on
                                                                                           Form 10-KSB for the
                                                                                           year ended June 30,
                                                                                           1996*

 Item 23.                 Consents of Experts and Counsel
--------                  ---------------------------------------------------------------
   23.1         23        Consent of Grant Thornton LLP, independent accountants           This Filing

   23.2         23        Consent of Kruse, Landa & Maycock, L.L.C.                        Included in exhibit
                                                                                           5.1

 Item 24.                 Power of Attorney
--------                  ---------------------------------------------------------------
   24.1                   Power of Attorney                                                Signature Page

[FN]
*Incorporated by reference


                             ITEM 17.  UNDERTAKINGS

Rule 415 Offerings: Post-Effective Amendments.  [Regulation S-K, Item 512(a)]

     The undersigned Registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference [Regulation S-K, Item 512(b)]

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Incorporated Annual and Quarterly Reports [Regulation S-K, Item 512(e)]

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide interim financial information required to be presented pursuant to Article 3 of Regulation S-X.

Indemnification.  [Regulation S-K, Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 17th day of June, 1999.

                                          SENSAR CORPORATION
                                          (Registrant)


                                          By   /s/ Howard S. Landa
                                            Howard S. Landa, Chairman of the
                                            Board


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard S. Landa, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 17th day of June, 1999.


    /s/ Howard S. Landa
Howard S. Landa, Director and Chairman
of the Board (Principal Executive and
Financial Officer)


    /s/ Jeffrey S. Cohen
Jeffrey S. Cohen, Secretary
(Principal Operations Officer)


    /s/ Brian B. Lewis
Brian B. Lewis, Director


    /s/ Steven Strasser
Steven Strasser, Director


    /s/ Mickey Hale
Mickey Hale, Director